                                                                  Execution Copy

                               AGREEMENT OF SALE

                                    Between

                         WASHINGTON CENTRE SHOPS, L.P.,
                         PORT RICHMOND ASSOCIATES, LLC,
                            ACADEMY STORES, L.P. and
                           GREENTREE ROAD LAND, INC.,
                                   as Seller,



                                      and



                      CEDAR INCOME FUND PARTNERSHIP, L.P.,
                                 as Purchaser.



                           DATED: AS OF MAY 16, 2001



                                  PROPERTIES:




                   ACADEMY PLAZA, PHILADELPHIA, PENNSYLVANIA
               PORT RICHMOND VILLAGE, PHILADELPHIA, PENNSYLVANIA
                     WASHINGTON CENTER, SEWELL, NEW JERSEY
                     304 GREENTREE ROAD, SEWELL, NEW JERSEY

                               AGREEMENT OF SALE

         THIS AGREEMENT OF SALE (this "Agreement") is made and entered into as of this ___ day of May, 2001, by and between WASHINGTON CENTRE SHOPS, L.P. ("Washington Centre"), a Delaware limited partnership, PORT RICHMOND ASSOCIATES, LLC ("Port Richmond"), a New York limited liability company, ACADEMY STORES, L.P. ("Academy Stores"), a Delaware limited partnership, and GREENTREE ROAD LAND, INC. ("Greentree"), a Delaware corporation, each having an address at c/o Bryant Asset Management, 2900 Westchester Avenue, Purchase, New York 10577 (Washington Centre, Port Richmond, Academy Stores and Greentree being collectively and sometimes individually referred to as "Seller"), and CEDAR INCOME FUND PARTNERSHIP, L.P., a Delaware limited partnership, having an address at 44 South Bayles Avenue, Port Washington, New York 11050 ("Purchaser").

                                   WITNESSETH:

         FOR AND IN CONSIDERATION of the mutual covenants and agreements herein contained, Ten ($10.00) Dollars, and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                     GENERAL

         1.1 Agreement to Sell and Purchase. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, for the Purchase Price (as hereinafter defined) and upon and subject to the terms and conditions hereinafter set forth, all of the following described property (collectively, the "Property"):

            (a)   As to the property known as Academy Plaza:

                  (i) That certain tract or parcel of land (the "Academy Land") lying and being situated in the City of Philadelphia, Philadelphia County, Pennsylvania, and being more particularly described on Exhibit "A-1" attached hereto;

                  (ii) The shopping center buildings and other improvements situated on the Academy Land (the "Academy Improvements");

                  (iii) All of the rights of and appurtenances pertaining to the Academy Land and Academy Improvements, including all right, title and interest of Academy Stores in and to adjacent streets, alleys, strips or gores, easements and rights-of-way, reservation and privileges, and utilities servicing the Academy Land and Academy Improvements excluding, however, all utility deposits held by utility companies or other suppliers of utilities or services to the Academy Land and Academy Improvements;

                  (iv) All of the interest of Academy Stores, if any, in all furniture, furnishings, fixtures, building materials, supplies, hardware, appliances, equipment, machinery, warranties, guaranties, trademarks, tradenames, air rights, development rights and entitlements and other items of tangible and intangible personal property, if any, situated in the Improvements (collectively, the "Academy Personal Property");

                  (v) All of the interest of Academy Stores in all leases (collectively, the "Academy Tenant Leases") with tenants, if any, now or hereafter occupying space in the Academy Improvements, including all security deposits held by Academy Stores under the Academy Tenant Leases, together with interest thereon payable pursuant to the Academy Tenant Leases or at law, as of the Closing Date (as hereinafter defined)(a schedule of Academy Tenant Leases for the Property is attached hereto as Exhibit "B-1" and incorporated herein);

                  (vi) All of the interest of Academy Stores in all assignable maintenance, service and supply agreements and contracts affecting the Academy Improvements (collectively, the "Academy Service Contracts")(a schedule of all presently existing Academy Service Contracts is attached hereto as Exhibit "C-1" and incorporated herein) to the extent Purchaser desires to assume any thereof; and

                  (vii) All of the interest of Academy Stores in all assignable permits, licenses, certificates and approvals relating to the Academy Land and Academy Improvements (collectively, the "Academy Permits").

            (b)   As to the property known as Port Richmond Village:

                  (i) That certain tract or parcel of land (the "Port Richmond Land") lying and being situated in the City of Philadelphia, Philadelphia County, Pennsylvania, and being more particularly described on Exhibit "A-2" attached hereto;

                  (ii) The shopping center buildings and other improvements situated on the Port Richmond Land (the "Port Richmond Improvements");

                  (iii) All of the rights of and appurtenances pertaining to the Port Richmond Land and the Port Richmond Improvements, including all right, title and interest of Port Richmond in and to adjacent streets, alleys, strips or gores easements and rights-of-way, reservation and privileges, and utilities servicing the Port Richmond Land and Port Richmond Improvements excluding, however, all utility deposits held by utility companies or other suppliers of utilities or services to the Port Richmond Land and Port Richmond Improvements;

                  (iv) All of the interest of Port Richmond, if any, in all furniture, furnishings, fixtures, building materials, supplies, hardware, appliances, equipment, machinery, warranties, guaranties, trademarks, tradenames, air rights, development rights and entitlements and other items of tangible and intangible personal property, if any, situated in the Improvements (collectively, the "Port Richmond Personal Property");

                  (v) All of the interest of Port Richmond in all leases (collectively, the "Port Richmond Tenant Leases") with tenants, if any, now or hereafter occupying space in the Port Richmond Improvements, including all security deposits held by Port

         Richmond under the Port Richmond Tenant Leases together with interest thereon payable pursuant to the Port Richmond Tenant Leases or at law as of the Closing Date (a schedule of Port Richmond Tenant Leases is attached hereto as Exhibit "B-2" and incorporated herein);

                  (vi) All of the interest of Port Richmond in all assignable maintenance, service and supply agreements and contracts affecting the Port Richmond Improvements (collectively, the "Port Richmond Service Contracts")(a schedule of all presently existing Port Richmond Service Contracts is attached hereto as Exhibit "C-2" and incorporated herein) to the extent Purchaser desires to assume any thereof; and

                  (vii) All of the interest of Port Richmond in all assignable permits, licenses, certificates and approvals relating to the Port Richmond Land and Port Richmond Improvements (collectively, the "Port Richmond Permits").

            (c)   As to the property known as Washington Center:

                  (i) That certain tract or parcel of land (the "Washington Land") lying and being situated in the Town of Sewell, Gloucester County, New Jersey, and being more particularly described on Exhibit "A-3" attached hereto;

                  (ii) The shopping center buildings and other improvements situated on the Washington Center Land (the "Washington Improvements");

                  (iii) All of the rights of and appurtenances pertaining to the Washington Land and the Washington Improvements, including all right, title and interest of Washington in and to adjacent streets, alleys, strips or gores, easements and rights-of-way, reservation and privileges, and utilities servicing the Washington Land and Improvements excluding, however, all utility deposits held by utility companies or other suppliers of utilities or services to the Washington Land and Washington Improvements;

                  (iv) All of the interest of Washington, if any, in all furniture, furnishings, fixtures, building materials, supplies, hardware, appliances, equipment, machinery, warranties, guaranties, trademarks, tradenames, air rights, development rights and entitlements and other items of tangible and intangible personal property, if any, situated in the Improvements (collectively, the "Washington Personal Property");

                  (v) All of the interest of Washington in all leases (collectively, the "Washington Tenant Leases") with tenants, if any, now or hereafter occupying space in the Washington Improvements, including all security deposits held by Washington under the Washington Tenant Leases, together with interest thereon payable pursuant to the Washington Tenant Leases or at law, as of the Closing Date (a schedule of Tenant Leases is attached hereto as Exhibit "B-3" and incorporated herein);

                  (vi) All of the interest of Washington in all assignable maintenance, service and supply agreements and contracts affecting the Washington Improvements (collectively, the "Washington Service Contracts")(a schedule of all presently existing Washington Service Contracts is attached hereto as Exhibit "C-3" and incorporated herein) to the extent Purchaser desires to assume any thereof; and

                  (vii) All of the interest of Washington in all assignable permits, licenses, certificates and approvals relating to the Washington Land and Washington Improvements (collectively, the "Washington Permits").

            (d)   As to the property known as 304 Greentree Road:

                  (i) That certain tract or parcel of land (the "Greentree Land") lying and being situated in the Town of Sewell, Gloucester County, New Jersey, and being more particularly described on Exhibit "A-5" attached hereto.

                  (ii) The buildings and other improvements situated on the Greentree Land (the "Greentree Improvements");

                  (iii) All of the rights of and appurtenances pertaining to the Greentree Land and the Greentree Improvements, including all right, title and interest of Greentree in and to adjacent streets, alleys, strips or gores, easements and rights-of-way, reservation and privileges, and utilities servicing the Greentree Land and Greentree Improvements excluding, however, all utility deposits held by utility companies or other suppliers of utilities or services to the Greentree Land and Greentree Improvements; and

                  (iv) All of the interest of Greentree, if any, in all furniture, furnishings, fixtures, building materials, supplies, hardware, appliances, equipment, machinery, warranties, guaranties, trademarks, tradenames, air rights, development rights and entitlements and other items of tangible and intangible personal property, if any, situated in the Improvements (the "Greentree Personal Property").

         Tenants under the Academy Tenant Leases, the Port Richmond Tenant Leases or the Washington Tenant Leases are hereinafter referred to, collectively, as "Tenants" and individually as a "Tenant".

        The Academy Personal Property, the Port Richmond Personal Property, the Washington Personal Property and the Greentree Personal Property are collectively referred to as the "Personal Property".

        The Academy Tenant Leases, the Port Richmond Tenant Leases and the Washington Tenant Leases are collectively referred to as the "Tenant Leases".

        The Academy Service Contracts, the Port Richmond Service Contracts and the Washington Service Contracts are collectively referred to as the "Service Contracts".

        The Academy Permits, the Port Richmond Permits and the Washington Permits are collectively referred to as the "Permits".

         Each of the aforementioned parcels of Land is sometimes hereinafter referred to as a "parcel".

         1.2 Purchase Price. The purchase price (the "Purchase Price") to be paid for the Property is Thirty Five Million Thirty Four Thousand Three Hundred Fifty Three and 00/100 ($35,034,353.00) Dollars (the "Purchase Price"), the Purchase Price being allocated to the Property as set forth in Exhibit "D" annexed hereto, and payable at the Closing (as hereinafter defined), subject to prorations and adjustments pursuant to Sections 4.5 and 4.6 and Article V hereof, as follows:

         (a) Deposit. (i) Upon the execution of this Agreement, Purchaser shall simultaneously deliver its check, subject to collection, payable to the order of Pryor Cashman Sherman & Flynn LLP ("Escrow Agent"), in the sum of Three Hundred Fifty Thousand and 00/100 ($350,000.00) Dollars (the "Deposit"). The Deposit shall be kept in an interest bearing escrow account by Escrow Agent in accordance with the provisions of Article IX hereof, and shall either be applied toward the payment of the Purchase Price if the Closing occurs, or returned to Purchaser if Purchaser elects to terminate this Agreement pursuant to any right expressly granted to Purchaser by this Agreement or if Purchaser is otherwise entitled to the Deposit, or paid to Seller in the event of the failure by Purchaser to comply with any of Purchaser's obligations pursuant to this Agreement, subject to and in accordance with Section 9.2.

         (b) A sum equal to the outstanding principal balance of the notes payable by Seller in connection with the financing which currently encumbers the Property (collectively, the "Notes") on the Closing Date will be paid by Purchaser by assuming the obligation to pay the Notes and by accepting conveyance of the Property subject to the existing mortgages described on Exhibit "E" annexed hereto (collectively, the "Existing Mortgages") and all other Loan Documents as defined below.

         (c) The balance shall be payable in federal funds by wire transfer(s) (Seller shall furnish Purchaser with complete wire transfer instructions at least two (2) business days prior to the Closing).

         (d) Seller agrees that it shall be responsible to use commercially reasonable efforts to obtain the consent of the holders of the Notes (collectively, the "Payees") for the assumption of the obligations of Seller under the Notes and for the conveyance of the Property from Seller to Purchaser (collectively, the "Assumptions"), subject to the Existing Mortgages and all other documents executed in connection with the Notes and Existing Mortgages (collectively, the "Loan Documents"). Seller agrees to contact the Payees to apply for the assumption of the Notes by Purchaser, and Purchaser agrees to cooperate with Seller and will provide Payees and Seller with any and all reasonable information requested by Payees necessary to accomplish same. Seller shall pay all application fees required by the Payees in connection with the Assumptions. Except for the aforementioned application fees and any assumption fees payable to the Payees in connection with the Assumptions, which Seller agrees to pay, Purchaser shall be responsible for the payment at Closing of any and all reasonable costs and expenses of Purchaser and Seller associated with the Assumptions (including legal fees and disbursements of the Payees' respective counsel); other costs and expenses reasonably incurred by either Seller or Purchaser in connection therewith; and all applicable tangible or documentary stamps in connection with the Assumptions.

         (e) It is understood and agreed that it will be a condition to the Closing that Purchaser (1) receive the written approval and consent of the Payees to the Assumptions; and (2) obtain written verification from the Payees that the payments under the Notes are current and that Seller is not in default under the Loan Documents beyond any applicable grace, notice and cure periods.

                                   ARTICLE II

              TITLE COMMITMENT AND SURVEY; INSPECTION BY PURCHASER

         2.1 Title Commitment. Immediately following the execution and delivery of this Agreement by all parties hereto (the "Effective Date"), Purchaser shall order commitments for title insurance, including legible copies of all exceptions and ALTA/ASCM surveys for each parcel (the "Title Commitment") to be underwritten by a reputable title company selected by Purchaser (the "Title Company") and shall cause a copy thereof to be delivered to be simultaneously delivered to Seller's counsel. Purchaser agrees to take title to the Property subject to those exceptions set forth on Exhibit "F" annexed hereto and the standard printed title exceptions (collectively, the "Permitted Exceptions"), provided, however, that such standard printed exceptions shall not require Purchaser to take title subject to unrecorded easements of which Seller has knowledge or mechanics liens; and provided, further that Purchaser shall take title subject to (i) any facts an accurate survey of the parcels may reveal provided such facts do not render title uninsurable, (ii) the lien of real estate taxes not yet due and payable and (iii) rights of tenant as tenants only. In the event the Title Company shall report to Purchaser any objection to title other than the Permitted Exceptions which renders title uninsurable at standard rates, Purchaser shall notify Seller of any such objection ("Purchaser's Objection") no later than five (5) business days after receipt of each of the Title Commitments. Seller shall have the right, but not the obligation, to cure Purchaser's Objection, and Seller shall have the right to adjourn the Closing Date for up to thirty (30) days to cure Purchaser's objections. In the event Seller is unwilling or unable to cure Purchaser's Objection, Seller shall so notify Purchaser within ten (10) business days after receipt of Purchaser's notice (the "Seller's Response Period"), and within five (5) business days after receipt of Seller's notice (the "Purchaser's Response Period"), Purchaser shall either (i) accept title in its current condition without any adjustment in the Purchase Price in which event Purchaser's Objection shall be deemed to have been waived for all purposes, or (ii) terminate this Agreement by written notice to Seller and the Escrow Agent, in which event the Deposit shall be paid to Purchaser and this Agreement shall be of no further force and effect, except for those provisions expressly set forth herein to survive. If Seller fails to give Purchaser notice within Seller's Response Period that it will cure Purchaser's Objection as aforesaid, Seller shall be deemed to have elected not to cure Purchaser's Objection. If Purchaser fails to terminate this Agreement by written notice to Seller and the Escrow Agent within Purchaser's Response Period (or within five (5) business days after the date Seller shall be deemed to have elected not to cure Purchaser's Objection), Purchaser shall be deemed to have elected to accept title in its current condition without any adjustment in the Purchase Price, and Purchaser's Objection shall be deemed to have been waived for all purposes. In the event the Title Company should issue any revisions to the Title Commitments (including, but not limited to, updates of existing surveys), which revisions reveal for the first time any new encumbrance or other title defect affecting the Property first arising after May 1, 2001 and which was not previously identified on an earlier Title Commitment, the procedure set forth above with regard to Seller's Response Period, Purchaser's Response Period and Seller's right to adjourn the Closing Date shall again apply with respect to such new encumbrance, except that Purchaser shall be deemed to have waived its right to object to such new encumbrance unless Purchaser objects to Seller in writing within five (5) business days from the issuance of any such revision. Seller shall not, during the term of this Agreement, cause or allow any part of the Property to be conveyed or encumbered by acts of Seller. Notwithstanding the foregoing, Seller shall satisfy at or before Closing any monetary liens, judgments or encumbrances affecting the Property, except those arising under the Loan Documents, of a fixed or ascertainable amount first arising after the date hereof.

         2.2 Review and Inspection by Purchaser.

         (a) Subject to the provisions of Section 2.2(d), Purchaser shall have the right to inspect the Property, including environmental conditions, building conditions and such other financial, legal and physical audits, tests and investigations as Purchaser deems appropriate in its reasonable discretion, until 5:00 p.m. Eastern Standard Time on the date that is thirty (30) calendar days following the Effective Date (the "Inspection Period"). The costs and expenses of such inspections shall be borne solely by Purchaser, and shall be paid by Purchaser whether or not the Closing occurs. Any physical inspection of the Property shall be conducted by Purchaser on business days during normal business hours after no less than one (1) business day's prior written notice to Seller and in a manner not to disrupt the Tenants or Seller's business in any unreasonable manner. In addition, Purchaser covenants and agrees to restore any damage to the Property or any adjacent property caused by such physical inspections and shall indemnify, defend and save Seller harmless of and from any and all claims and/or liabilities which Seller may suffer or be subject to by reason of or in any manner relating to such inspections or entry on the Property including, without limitation, any claims by Tenants and/or invitees of the Property. To facilitate Purchaser's inspection and review, Seller agrees that on or before the Effective Date, Seller shall at Seller's election, either (i) furnish to Purchaser or (ii) make available to Purchaser at a location (or locations) in New York City or Westchester County to be specified by Seller (in which case Purchaser may reproduce such information at Purchaser's sole cost and expense), the following information and documents, to the extent in Seller's possession or under its control:

                  (i) copies of Tenant Leases covering any part of the Property including any exhibits and amendments thereto, assignment or subleases thereof, and guaranties thereof, any Tenant financial information and historical delinquency and/or rent payment information;

                  (ii) copies of the 1999, 2000 and 2001 budgets and year-to-date operating statements for each of the parcels constituting the Property (other than with respect to the Greentree Land) including information on expense pass-through income from Tenants and calculations used therefor;

                  (iii) copies of the 1999 and 2000 property tax statements and 2001 assessed valuation, if available, for each of the parcels the Property;

                  (iv) a current rent roll for each of the parcels constituting the Property (other than with respect to the Greentree Land) indicating all Tenants, spaces occupied and vacant (including the square footage thereof), Base Rent, escalations, "pass-throughs" (including, but not limited to, real estate taxes, utilities, insurance and/or operating expenses), rent adjustments (including, but not limited to, Consumer Price Index, or other adjustments), lease commencement and expiration dates, security and/or other deposits and any leasing commissions due on expansions/renewals and the amount thereof; provided, however, that Seller shall have the option of providing some of the foregoing data on separate schedules;

                  (v) copies of all Permits, warranties, equipment leases, service contracts and material agreements in effect for each of the parcels constituting the Property;

                  (vi) a list of the Personal Property owned by Seller and used in connection with the operation of each of the parcels constituting the Property;

                  (vii) copies of all building plans (including architectural and engineering) for each of the parcels constituting the Property (other than with respect to the Greentree Land);

                  (viii) environmental reports, ALTA/ASCM and other surveys, engineering or architectural reports, maintenance records and title insurance policies;

                  (ix) copies of utility bills for 1999 and 2000 for each of the parcels constituting the Property (other than with respect to the Greentree
Land);

                  (x) copies of all Loan Documents;

                  (x) complete leasing files (including all correspondence with Tenants);

                  (x) appraisals;

                  (x) audited financial statements for each of the entities comprising Seller for the years 1998 and 1999; and

                  (x) sales results for all Tenants who report sales.

         (b) In addition to the above, prior to the Closing, Seller agrees to use reasonable commercial efforts to obtain and provide to Purchaser estoppel certificates from one hundred percent (100%) of the Tenants of the Property substantially in the form attached hereto as Exhibit "G" or such other form as may be required under any Tenant Lease and dated no more than thirty (30) days prior to the original Closing Date (the "Tenant Estoppels"). Purchaser's obligation to close hereunder shall be conditioned upon the execution and delivery of a Tenant Estoppel from each of the Tenants listed on Exhibit "H" annexed hereto (collectively, the "Major Tenants"), and not less than seventy-five percent (75%) of the remaining Tenants (calculated based on total leased and occupied square footage), which Tenant Estoppels do not indicate that a Tenant or Tenants is/are (i) claiming that a material default exists by the "Landlord" under a Tenant Lease, (ii) claiming material rights not disclosed in the rent rolls and/or the Leases or (iii) claiming a material variance in the amounts payable under the Lease.

In the event Seller is unable to obtain such Tenant Estoppels from the Major Tenants and seventy-five percent (75%) of the remaining Tenants (calculated based on total leased and occupied square footage), and Purchaser does not waive the requirement of such Tenant Estoppels, Seller may, by written notice to Purchaser, elect to extend the Closing Date for a period not to exceed thirty
(30) days, during which time Seller shall seek to obtain such Tenant Estoppels. Seller shall not be required to exercise any remedies it may have under any Tenant Leases, incur any obligations or spend any money to obtain any Tenant Estoppels. In the event that the required Tenant Estoppels have not been delivered by the extended Closing Date, Purchaser's sole and exclusive remedy will be to terminate this Agreement within five (5) business days of the extended Closing Date and receive back the Deposit or to waive the requirement for any further Tenant Estoppels.

         (c) All information that may be provided by Seller to Purchaser or obtained by Purchaser relating to the Property in the course of its review shall be treated as confidential information by Purchaser. Seller makes and shall make no representations or warranties whatsoever regarding the accuracy of any information prepared or delivered to Purchaser by Seller or any third party in connection with this Agreement or the Property other than a representation to Purchaser that such information provided by Seller is true, complete and correct in all material respects to Seller's current actual knowledge without investigation or inquiry. As used herein, the phrase "to Seller's current actual knowledge" shall mean to the current actual knowledge of Denis Brauchle, Senior Vice President of Bryant Asset Management ("Seller's Representative"), without investigation or inquiry and shall include all written materials, including correspondence in the possession of Seller.

         Except as otherwise expressly stated herein, such representations and warranties shall not survive the Closing of the transactions contemplated herein. In the event such representations and warranties shall prove incorrect prior to Closing, Purchaser's sole and exclusive remedy shall be to terminate this Agreement and receive the Deposit.

         (d) Prior to any entry to perform any on-site testing, Purchaser shall give Seller written notice thereof including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Seller shall approve or disapprove, which approval shall not be unreasonably withheld, the proposed testing within one (1) business day after receipt of such notice, unless such notice proposes invasive or intrusive testing, in which case Seller shall have three (3) business days after receipt of such notice to approve or disapprove such invasive or intrusive testing. If Purchaser or its agents, employees or contractors take any sample from the Property in connection with any approved testing, Purchaser shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing (Seller's approval of such testing being deemed a request for such samples). Seller or its representative may be present to observe any testing or other inspection performed on the Property. Upon the request of Seller, Purchaser shall promptly deliver to Seller copies of any reports relating to any testing of the Property performed by Purchaser or its agents, employees or contractors. Neither Purchaser nor its agents, employees or contractors shall contact any governmental authority, unless otherwise required by applicable law (provided Purchaser gives prior notice to Seller), or any Tenant or prospective tenant without first obtaining the prior written consent of Seller thereto (which consent shall not be unreasonably withheld or delayed), and Seller, at Seller's election, shall be entitled to have a representative on any phone or other contact made by Purchaser and present at any meeting by Purchaser with a governmental authority, Tenant or prospective tenant.

         (e) Purchaser shall maintain, and shall ensure that its agents and contractors maintain, public liability and property damage insurance with single occurrence coverage of at least One Million ($1,000,000) Dollars and aggregate coverage of at least Two Million ($2,000,000) Dollars, naming Seller and its property manager as additional insureds, to insure against all liability (including, without limitation, environmental liability) incurred by or caused by Purchaser and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions thereof, and Purchaser shall provide Seller with evidence of such insurance coverage prior to any entry onto the Property by Purchaser, its employees, agents and/or contractors. Purchaser shall be solely responsible for the proper management and disposal, including, but not limited to, the execution of any necessary documentation, of any wastes created or extracted during Purchaser's investigation of the Property. The entry onto the Property and the performance of the inspections, testing or inquiries provided for in this Agreement by Purchaser, its agents, employees or contractors shall at all times be subject to the provisions of
Article VII hereof.

         (f) (i) If Purchaser's review of the income and expense records for the Property reveals that the net operating income for the Property for the calendar year 2000 in the aggregate is less than $3,300,000.00, and as a result Purchaser is not prepared to purchase the Property, Buyer may, by written notice to both Seller and Escrow Agent received no later than 5 p.m. on the day which is the expiration of the Inspection Period, elect to terminate this Agreement. Purchaser acknowledges that in calculating such net operating income, the Notes to Operating Statements annexed hereto as Exhibit "NOI" shall be taken into consideration.

                  (ii) If Purchaser's environmental or structural inspections of the Property discloses the presence of any Hazardous Substances, Contaminants or Waste on a particular parcel or a structural defect to the improvements on a particular parcel, in either case the cost to remediate of which in accordance with the least stringent requirements of Environmental Laws (as hereinafter defined) or, in the case of a structural defect, the cost to repair of which in accordance with the least stringent requirements of applicable governmental regulations, as the case may be, will be in excess of Twenty-Five Thousand and 00/100 ($25,000.00) Dollars in the aggregate for such parcel, then Purchaser shall have the right to terminate this Agreement by written notice to both Seller and Escrow Agent ("Purchaser's Termination Notice") received prior to 5 p.m. on the day which is the expiration of the Inspection Period (provided that such Termination Notice is accompanied by any environmental or engineering report issued in connection with its environmental and/or structural inspection and the written estimate of Purchaser's environmental and/or engineering consultant as aforesaid).

                  (iii) Upon Purchaser's termination of this Agreement set forth in (i) or (ii) above, the Deposit shall be paid by Escrow Agent to Purchaser, this Agreement shall terminate and become void and of no further force or effect, and Purchaser and Seller shall be released from any and all obligations herein with respect to such parcel except those that expressly survive such a termination. Notwithstanding the foregoing, within ten (10) business days after Seller's receipt of Purchaser's Termination Notice, Seller shall have the right to nullify Purchaser's Termination Notice by written notice to Purchaser indicating that Seller agrees to a reduction of the Purchase Price in an amount equal to the cost to remediate or repair in excess of Twenty-Five Thousand and 00/100 ($25,000.00) Dollars (based upon the written estimate of Purchaser's environmental or engineering consultant as aforesaid), in which event this Agreement shall remain in full force and effect, the parties shall proceed to the Closing in accordance with the provisions hereof and Purchaser waives any right to claim any objections to the Property or a particular parcel and any matter related thereto with respect to this Section 2.2(f).

                  (iv) In the event that this Agreement is terminated for any reason, Purchaser shall immediately (i) return to Seller any and all information and documents that Purchaser has received from Seller regarding the Property, and (ii) except in the case of Seller's default, provide Seller with copies of any and all reports, documents or information that Purchaser has obtained from sources or parties other than Seller. In the event Purchaser fails to terminate this Agreement pursuant to this Section 2.2(f) prior to the expiration of the Inspection Period, Purchaser shall be deemed to have waived any objections to the Property and any matter related thereto with respect to this Section 2.2(f).

         2.3 Cooperation. Seller will assist Purchaser in giving notice to applicable government agencies and in transferring or reissuing to Purchaser any permit, license, certificate, registration or other approval necessary to continue operations at the Property, or in obtaining for Purchaser any new permit, license, certificate, registration or approval required of, or reasonably desired by, Purchaser, all at no cost or expense to Seller.

         2.4 Operation of Property before Closing. The Property shall be maintained in substantially the same condition as it is presently in, reasonable wear and tear, condemnation and casualty excepted, subject to the provisions of
Article V. Seller shall operate the Property in the ordinary course of business until the Closing. Notwithstanding the foregoing, without Purchaser's prior consent, which shall not be unreasonably withheld, conditioned or delayed, pending Closing: (i) Seller shall not modify, extend or amend any Service Contract or enter into any new Service Contracts which are not terminable without cause on thirty (30) days or less written notice or before Closing, and
(ii) Seller shall not enter into any new Tenant Leases or renewals or modifications of Tenant Leases that it is not required to enter into pursuant to the terms of such Tenant Leases, or as may be required by law. With regard to any proposed new Tenant Leases, renewals or modifications of Tenant Leases, Purchaser shall indicate its consent or disapproval (stating the reason for such disapproval) within five (5) business days after the receipt of a copy of the proposed Lease, renewal agreement or modification agreement. Failure to respond in writing within said five (5) business days shall be deemed a consent. Seller shall not remove any of its personal property from any Property unless replaced by personal property of equal or greater value or utility. Seller shall maintain insurance on all Improvements for the full replacement value thereof.

         2.5 ISRA. In the event that the transfer of those parcels located in the State of New Jersey (the "NJ Parcels") contemplated herein is not subject to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13: 1k-6, et seq. ("ISRA"), Seller shall use commercially reasonable efforts to cause to be delivered the necessary documentation to the New Jersey Department of Environmental Protection ("DEP") in order to obtain a "non-applicability" letter referencing the proposed transfer, together with the affidavit for a determination of non-applicability referenced in the letter and all information, reports, studies and analyses submitted by Seller to DEP. In the event Seller is unable to obtain a non-applicability letter for the NJ Parcels by the Closing Date, provided Seller is able to obtain the consent of the Payees to such extension, the Closing Date shall be extended for up to sixty (60) days to allow Seller to obtain same. If Seller, after using commercially reasonable efforts, has been unable to obtain a non-applicability letter for the NJ Parcels by the expiration of the sixty (60) day extension period, or if the Payees do not consent to such extension, Purchaser shall have the right to terminate this Agreement and if this Agreement is terminated, the Deposit shall be returned to Purchaser and thereafter neither party shall have any further liability hereunder (except for matters stated herein which are specifically designated to survive termination of this Agreement).

         In the event it is determined that the transfer of the NJ Parcels contemplated by this Agreement is subject to ISRA, Purchaser shall elect to: (i) either terminate this Agreement and receive back the Deposit; or (ii) extend the Closing Date for up to six (6) months in which event Seller shall use its commercially reasonable efforts to obtain the approval necessary from DEP for the transfer of title of the NJ Parcels hereunder; provided, however, that nothing herein shall be construed as requiring Seller to undertake any environmental testing or remediation on the NJ Parcels. If such approval has not been obtained within six (6) months from the original applicability determination by DEP, at the end of said extension period this Agreement shall be deemed null and void (except for matters stated herein which are specifically designated to survive termination of this Agreement) and the Deposit shall be returned to Purchaser.

         2.6 Tax Certiorari. Seller shall provide Purchaser with a copy of any and all agreements that the Seller has with attorneys or consultants with respect to tax certiorari or similar proceedings for the current tax year. Seller agrees that it will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed, conditioned or charged for, prior to the Closing Date, settle any proceeding or application for a reduction in the real estate tax assessment of the Premises for the current tax year.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES BY SELLER AND PURCHASER

         3.1 Disclaimer of Seller. EXCEPT AS EXPRESSLY SET FORTH IN THIS

AGREEMENT: (a) PURCHASER IS ACQUIRING THE PROPERTY "AS IS" WITH ALL FAULTS AND DEFECTS, AND PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, OR THE PRESENCE OR ABSENCE OF ANY POLLUTANT, HAZARDOUS WASTE, GAS OR SUBSTANCE OR SOLID WASTE ON, ABOUT OR ADJACENT TO THE PROPERTY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY INTEND TO CONDUCT THEREON; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL AUTHORITY OR BODY HAVING JURISDICTION INCLUDING, WITHOUT LIMITATION, ALL APPLICABLE ENVIRONMENTAL OR ZONING LAWS; (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; OR (F) ANY OTHER MATTER RELATED TO OR CONCERNING THE PROPERTY; AND (b) PURCHASER SHALL NOT SEEK RECOURSE AGAINST SELLER ON ACCOUNT OF ANY LOSS, COST OR EXPENSE SUFFERED OR INCURRED BY PURCHASER WITH REGARD TO ANY OF THE MATTERS DESCRIBED IN CLAUSES (A) THROUGH (F) ABOVE.

         3.2 Independent Verification by Purchaser. Purchaser acknowledges that, except as herein specified otherwise, Purchaser, having been given the reasonable opportunity to inspect the Property and all information relating thereto, is relying solely on its own investigation of the Property and all information relating thereto and not on any information provided or to be provided by or on behalf of Seller. Purchaser further acknowledges that no independent investigation or verification has been or will be made by Seller with respect to any information supplied by or on behalf of Seller concerning the Property, and Seller makes no representation as to the accuracy or completeness of such information (except as set forth in Section 2.2(c) hereof), it being intended by the parties that Purchaser shall verify the accuracy and completeness of such information itself. Purchaser acknowledges that the disclaimers, agreements and other statements set forth in this Article III are an integral portion of this Agreement and that Seller would not agree to sell the Property to Purchaser for the Purchase Price without the disclaimers, agreements and other statements set forth in this Article III.

         3.3 Seller's Representations. Notwithstanding the foregoing, Seller hereby represents to Purchaser as follows:

               (a) (i) Academy Stores L.P. is a limited partnership duly organized and validly existing under the laws of the State of Delaware and is and will be qualified in the Commonwealth of Pennsylvania to conduct business therein on the Closing Date; (ii) Port Richmond Associates, LLC is a New York limited liability company and is and will be qualified in the Commonwealth of Pennsylvania to conduct business therein on the Closing Date; (iii) Washington Centre Shops, L.P. is a limited partnership duly organized and validly existing under the laws of the State of Delaware and is and will be qualified in the State of New Jersey to conduct business therein on the Closing Date; and (iv) Greentree Road Land, Inc. is a Delaware corporation and is and will be qualified in the State of New Jersey to conduct business therein on the Closing Date.

               (b) The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite partnership, company or corporate action, as the case may be, and will not conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Seller, and will not conflict with or result in a breach of any law, regulation or order; or any agreement or instrument to which Seller is a party, by which Seller is bound or the Property is subject; and this Agreement and the documents delivered by Seller pursuant to this Agreement will each constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, covenants and conditions;

               (c) There are no leases, licenses or other occupancy agreements with Seller or Seller's predecessor affecting any portion of the Property on the date hereof except for the Tenant Leases listed in the rent rolls annexed hereto as Exhibits "B-1" through "B-3" and made a part hereof. The Tenant Leases described in Exhibits "B-1" through "B-3" comprise all of the Tenant Leases presently existing and each is in full force and effect; no Tenant Lease has been modified or supplemented in any material respect except (if at all) as set forth on Exhibits "B-1" through "B-3"; to Seller's knowledge, the information set forth in Exhibits "B-1" through "B-3" is true, correct and complete in all material respects. To Seller's knowledge, there is no material default of either the landlord or any Tenant under any of the Tenant Leases, and Seller is not holding any security deposit on behalf of any Tenants, except as set forth on Exhibits "B-1" through "B-3". To Seller's knowledge, there are no persons or entities entitled to possession of the Property other than those listed on Exhibits "B-1" through "B-3". No Tenant has prepaid rent or any other charge under its Lease more than one (1) month in advance (and Seller shall not accept any such prepayment unless an adjustment therefor is made at the Closing);

               (d) Seller has not received written notice from any governmental authority, mortgagee, Tenant or insurer (i) that either the Property or the use or operation thereof is currently in violation of any zoning, environmental or other land use or building regulations in any material respect, and to Seller's knowledge no such notice has been issued; or (ii) asserting that Seller is required to perform work at any parcel constituting the Property and to Seller's knowledge no such notice has been issued. If Seller receives such notice or a violation is issued or filed prior to Closing, Seller shall promptly notify Purchaser;

               (e) Seller has heretofore delivered to or made available to Purchaser true, correct and complete copies of the Service Contracts, all of which Service Contracts are in full force and effect and either (i) are terminable by Seller upon not more than thirty (30) days' prior written notice or (ii) unless Purchaser notifies Seller in writing otherwise, shall be terminated by Seller prior to the Closing Date;

               (f) No portion of the Property is a "plan asset" within the meaning of that term under the U.S. Department of Labor's Regulations promulgated under the Employee Retirement and Income Security Act of 1974, as amended;

               (g) Except as set forth on Exhibit "3.3(g)" annexed hereto, there are no pending actions, suits, proceedings or investigations to which Seller is a party before any court or other governmental authority or which, to Seller's current actual knowledge, are threatened, which would, if adversely determined, have a material adverse impact on the Property or any portion thereof or the transactions contemplated hereby, other than as may be covered by insurance;

               (h) All tenant fit-out work required to be performed by Seller, as landlord, under any Tenant Lease required to have been completed prior to the Closing Date shall have been completed, accepted by the Tenant under such Tenant Lease and paid for by Seller on or prior to the Closing Date. There is no tenant fit-out work required to be performed by the landlord under any Tenant Lease other than described in the preceding sentence or as set forth in the rent rolls delivered by Seller hereunder;

               (i) Except as set forth on Exhibit "3.3(x)" annexed hereto, Seller has received no notice of any condemnation proceedings pending with regard to any part of the Property, and Seller has no knowledge of any proposed condemnation proceeding with regard to any portion of the Property.

               (j) Seller has heretofore delivered to or made available to Purchaser true and correct copies of all the Loan Documents. Seller is current with all payments due and payable under the Notes. Seller is not in material default in the performance of its obligations under the Loan Documents beyond any applicable grace, notice and cure periods, and no written notice has been received from the Payees asserting that a default or breach exists under the Loan Documents which remains uncured and no such notice shall have been received and remain uncured on the Closing Date. As of the date of this Agreement, the principal balances due under the respective Notes are as set forth on Exhibit "E";

               (k) All existing public improvements in, on and with respect to the Property are installed and have been fully paid for, and Seller has received no notice of any assessment for public improvements;

               (1) Seller employs no on-site personnel at any part of the Property that Buyer would be required to hire or be otherwise responsible for after Closing;

               (m) Except as set forth on Exhibit "B-1" through "B-4" hereto, there are no leasing commissions due or which may become due on account of any of the Tenant Leases, including the future extension or renewal thereof;

               (n) Seller is not a "foreign person" within the meaning of
Section 1445 of the United States Internal Revenue Code, as amended, or its regulations;

               (o) No person, firm, corporation or entity other than Purchaser has any right or option to acquire the Premises or any portion thereof and no person, firm, corporation or entity other than Purchaser will obtain such right or option as a result of the execution of this Agreement; and

               (p) To the best of Seller's knowledge, no guarantor(s) of any Lease has been released or discharged, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any Lease or any transaction related thereto.

               (q) With respect to the Academy Land and the Port Richmond Land
(i) the existing use of such parcels is for a shopping center, (ii) the zoning classification of the Academy Land under the applicable zoning ordinance is ASC Area Shopping Center and that the zoning classification of the Port Richmond Land under the applicable zoning ordinance is G-2 Industrial, (iii) the zoning classification authorizes the use now being made of the Academy Land and the Port Richmond Land and the use, location and construction of the buildings, structures and improvements as presently used, located and constructed thereon, and (iv) such present use and building construction and location do not violate the zoning of any applicable subdivision ordinance.

         3.4 Purchaser's Representations. Purchaser hereby represents and warrants to Seller as follows:

               (a) Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware, and is or will be qualified under the laws of the State of New Jersey or Commonwealth of Pennsylvania, as required for the particular parcel, to conduct business therein on the Closing Date;

               (b) The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all requisite company action and will not conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Purchaser, and will not conflict with or result in a breach of any law, regulation or order; or any agreement or instrument to which Purchaser is a party, by which Purchaser is bound or the Property is subject; and this Agreement and the documents delivered by Purchaser pursuant to this Agreement, will each constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, covenants and conditions. Purchaser has the financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement (collectively, "Purchaser's Documents"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under Purchaser's Documents;

               (c) This Agreement and Purchaser's Documents do not and will not contravene any provision of the partnership agreement or certificate of formation of Purchaser, any judgment, order, decree, writ or injunction issued against Purchaser, or any provision of any laws applicable to Purchaser. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Purchaser under any agreement to which Purchaser or any of its assets are subject or bound and will not result in a violation of any laws applicable to Purchaser; and

               (d) There are no pending actions, suits, proceedings or investigations to which Purchaser is a party before any court or other governmental authority which could, if adversely determined, have a material adverse impact on the transactions contemplated hereby.

         3.5 Survival of Provisions.

               (a) Acceptance by Purchaser of the Deeds at the Closing shall constitute an acknowledgment by Purchaser of full performance by Seller of all of Seller's obligations under this Agreement, except for the obligations of Seller which are expressly provided in this Agreement to survive the Closing.

               (b) Any of Purchaser's obligations under this Agreement that are expressly provided in this Agreement to survive the Closing or that shall require performance or observance after the Closing Date shall survive the Closing and delivery of the Deeds, notwithstanding any presumption to the contrary.

               (c) Notwithstanding any provision to the contrary set forth in this Agreement, none of Seller's representations and/or warranties shall survive the Closing, except that the representations and/or warranties of Seller expressly set forth in Section 3.3 of this Agreement shall survive the Closing under this Agreement for a period of six (6) months (the "Survival Period"); provided, however, that (y) such representations and/or warranties are, and are intended to be, given as of the Effective Date and repeated as of the Closing Date (subject to any changes with respect to (A) the Tenant Leases to the extent permitted herein and/or (B) Exhibits "B-1" through "B-4") and (z) the representations and/or warranties of Seller set forth in this Agreement with respect to the Tenant Leases for which a Tenant Estoppel Certificate is delivered shall not survive the Closing (or, if a Tenant Estoppel Certificate shall be delivered after the Closing, Seller's representation and/or warranties with respect to such Tenant Lease shall not survive delivery of such Tenant Estoppel Certificate but only to the extent such specific representation or warranty is substantially confirmed by the terms of such Estoppel Certificate).

        If Purchaser actually determines prior to the Closing Date that any of the representations and/or warranties of Seller were not true when given and Purchaser's damages for all such breaches collectively aggregate more than Fifty Thousand and 00/100 ($50,000.00) Dollars, Purchaser's sole right and remedy shall be to terminate this Agreement by giving to Seller written notice of such termination within ten (10) business days after Purchaser actually learns of the breach of such representation and/or warranties (but in no event later than the Closing Date). If Purchaser fails to give such written termination notice to Seller within such time period, Purchaser shall be deemed to have waived any right or remedy (including, without limitation, any right under this Agreement to terminate this Agreement) by reason of such breach.

        Seller shall have no liability to Purchaser by reason of a breach or default of any of Seller's representations and/or warranties unless Purchaser shall have given to Seller written notice ("Warranty Notice") of such breach or default within the Survival Period, and shall have given to Seller an opportunity to cure any such breach or default within a reasonable period of time after Purchaser's Warranty Notice. No claim for breach of any representation and or warranty of Seller shall be actionable or payable unless the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand and 00/100 ($25,000.00) Dollars. In no event shall the aggregate liability of Seller to Purchaser by reason of a breach or default of one or more of Seller's representations and/or warranties exceed One Hundred Thousand and 00/100 ($100,000.00) Dollars. The foregoing limitation on Seller's liability shall not apply to a breach of Seller's covenants set forth in penultimate sentence of Section 2.1 or Section 2.4 (i) and (ii). Seller's liability shall be limited to actual damages and shall not include consequential damages. Any litigation with respect to any representation and/or warranties must be commenced within forty-five (45) days from the date of the Warranty Notice, and if not commenced within such time period, Purchaser shall be deemed to have waived its claims for such breach or default.

               (d) The provisions of this Section 3.5 shall survive the Closing and the delivery of the Deeds.

         3.6 Definitions. As used in this Agreement, "Hazardous Substances", "Contaminants" and/or "Waste" are those materials defined by Environmental Laws as such or regulated by any Environmental Law, including, but not limited to, asbestos, asbestos-containing materials, polychlorobiphenyls, petroleum and petroleum by-products and components. For the purpose of this Agreement, "Environmental Laws" shall include, but not be limited to, each and every federal, state and local law, statute, code, ordinance, regulation, rule or other requirement of governmental authorities having jurisdiction over the Property (including, but not limited to, consent decrees and judicial or administrative orders), relating to the environment, including, but not limited to, those applicable for storage, treatment, disposal, handling and release of any Hazardous Substances, Contaminants or Waste, all as amended or modified from time to time, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ss.9601, et. seq.) as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. ss.9601-9675) and as further amended; the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. ss.6901, et. seq.); the Clean Water Act, as amended (33 U.S.C. ss.1251, et. seq.); the Clean Air Act, as amended (42 U.S.C. ss.7401, et. seq.); the Federal Insecticide, Fungicide and Rodenticide Act, as amended (7 U.S.C. ss.136, et. seq.); the Toxic Substance and Control Act of 1976, as amended (15 U.S.C. ss.2601, et. seq.); and the Emergency Planning and Community Right to Know Act of 1986, as amended (42 U.S.C. ss.11001 to 11050).

        For the purpose hereof, the words "Seller's knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Seller after, and based solely upon, making inquiry of Seller's Representative (without imposing any independent duty of inquiry on such individual).

                                   ARTICLE IV

                                   THE CLOSING

         4.1 The Closing Date. The consummation of the transaction contemplated by this Agreement (the "Closing") shall take place in the offices of Seller's counsel, Pryor Cashman Sherman & Flynn LLP, 410 Park Avenue, New York, New York 10022 at 10:00 a.m., on or before thirty (30) days after the expiration of the Inspection Period (the "Closing Date"), subject to extension as expressly provided herein, on a Tuesday, Wednesday or Thursday, unless otherwise agreed to in writing among the parties hereto; provided that if such thirtieth (30th) day occurs on a day other than a Tuesday, Wednesday or Thursday, such thirty (30) day period shall be extended until the next occurring Tuesday.

         4.2 Seller's Obligations at the Closing. Subject to the terms, conditions and provisions hereof and contemporaneously with the performance by Purchaser of its obligations set forth in Section 4.3 below, Seller shall deliver or cause to be delivered to Purchaser the following items at Closing:

               (a) A special warranty deed for each parcel of real estate comprising a part of the Property (collectively, the "Deeds"), executed by each Seller, conveying the Land and Improvements to Purchaser subject to the Permitted Exceptions, in the form of the Deeds attached hereto as Exhibit "I-1" and "I-2";

               (b) A bill of sale for the Personal Property (collectively, the "Bills of Sale") executed by each Seller, assigning the Personal Property to Purchaser in the form of the Bill of Sale attached hereto as Exhibit "J";

               (c) An assignment and assumption of leases and contracts for each parcel of real estate comprising a part of the Property other than the Greentree Land (collectively, the "Assignments") executed by each Seller, assigning the then-existing Tenant Leases and Service Contracts (to the extent Purchaser desires to assume any such Service Contract) to Purchaser, in the form of the Assignment attached hereto as Exhibit "K";

               (d) A certificate of nonforeign status (the "FIRPTA Affidavit"), executed by each Seller, in the form of the FIRPTA Affidavit attached hereto as Exhibit "L";

               (e) Notices (the "Tenant Notices") to each of the Tenants executed by each Seller and Purchaser advising each of the Tenants of the sale of that parcel which such Tenant occupies to Purchaser, and stating that future rent should be paid as specified by Purchaser and that Purchaser will be responsible for the security deposits of the Tenants delivered to Purchaser by Seller;

               (f) All security deposits to be acquired by Purchaser pursuant to Section 1.1 hereof;

               (g) All Tenant Estoppels required pursuant to Section 2.2(b) hereof;

               (h) All original Tenant Leases, Tenant operating files, Service Contracts, Permits, plans and other items conveyed under this Agreement, to the extent in Seller's possession or under its control;

               (i) A termination of the existing management agreements for the Property;

               (j) An estoppel from each of the Payees stating that, as of the Closing Date (or no earlier than five (5) days prior to the Closing), all payments due under the Notes are current and that no default or breach exists under the Loan Documents which remains uncured;

               (k) Such documents, in a form reasonably acceptable to Purchaser, as are required, at no cost or expense to Seller, to be executed by Seller, Purchaser and the Payees to assign to Purchaser the Loan Documents which Purchaser has agreed to assume connection with the Assumptions;

               (l) All keys and security codes (if any);

               (m) Such other documents, instruments and matters that may be reasonably required by the Title Company in connection with the Closing;

               (n) With respect to those parcels located in Philadelphia, Pennsylvania, a Certification Statement from the City of Philadelphia Department of Licenses and Inspections; and

               (o) Any other documents or materials required hereunder to be delivered by Seller.

         4.3 Purchaser's Obligations at the Closing. Purchaser shall deliver or cause to be delivered to Seller the following items at the Closing:


               (a) The balance of the Purchase Price, as described in Section 1.2(c);

               (b) Assumption agreements with respect to the Notes, Existing Mortgages and Loan Documents;

               (c) The Assignments executed by Purchaser;

               (d) The Tenant Notices executed by Purchaser;

               (e) Such other documents, instruments and matters that may be reasonably required by the Title Company in connection with the Closing; and

               (f) Any other documents or materials required hereunder to be delivered by Purchaser.

         4.4 Closing Costs. Seller and Purchaser shall each pay one-half (1/2) of the transfer tax on account of the Deeds conveying that portion of the Property located in the Commonwealth of Pennsylvania. Seller shall pay the transfer tax on account of the Deeds conveying that portion of the Property located in the State of New Jersey. In addition, Seller shall pay any and all open space or similar "roll back" taxes, as well as the recording fees for the release of any existing liens upon the Property that are not Permitted Exceptions. Attorneys' fees incurred by both Seller and Purchaser in connection with this transaction shall be paid by the party incurring the same. Purchaser shall pay the costs of any title premiums, survey, financing (excluding as provided herein respecting the Assumptions, the application fees and the 1% assumption fees payable to the Payees), recording fees (except those paid by Seller as aforesaid), obtaining of building plans, appraisal and any engineering, soil, environmental or property inspections, tests or reports which Purchaser obtains from third parties engaged by Purchaser.

         4.5 Prorations. The following shall be apportioned between Seller and Purchaser at the Closing as of 11:59 p.m. of the day preceding the Closing Date:

               (a) Rents and other income (including real estate tax, insurance and common area maintenance reimbursements) derived from the operation the Property that have been collected for the calendar month in which the Closing occurs (if any) shall be prorated as of the Closing Date. Any amounts received from Tenants after the Closing shall be applied on a

Tenant by Tenant basis as follows: The rents shall be prorated as if the current month were paid. No "Delinquent Rents" (i.e., rents or other charges that are due for the periods prior to the month of the Closing) shall be prorated in favor of Seller. All rents and other charges received by (or for the benefit of) Purchaser from any Tenants after the Closing shall be first applied against current and past due obligations owed to, or for the benefit of, Purchaser, and any excess shall be delivered to Seller, but only to the extent of amounts in default and owed to, and for the benefit of, Seller for the period prior to the Closing Date. In no event, however, shall any sums be paid to Seller to the extent Seller has been previously reimbursed for such default out of any security deposit and security deposits have been appropriately prorated hereunder. Seller shall have the right to collect delinquent rents directly from Tenants after the Closing, and in connection therewith, Purchaser agrees to reasonably cooperate with Seller, at no expense to Purchaser and short of litigation, but in no event shall Seller disturb a Tenant's occupancy or commence litigation against any Tenant after the Closing. Seller agrees that it will not unreasonably interfere with Purchaser's relationship with its Tenants generally in collecting delinquent rents hereunder. Purchaser will furnish to Seller upon the expiration of three (3) months following the Closing and each three (3) month period thereafter until the first anniversary of the Closing Date, an accounting setting forth in reasonable detail the amounts owed and the amounts collected from delinquent Tenants which are payable to Seller under the provisions of this Paragraph 4.5(a). Upon receipt of delinquent rents from Tenants that are owed to Seller hereunder, Purchaser shall promptly pay such amounts to Seller. Upon receipt of any amount directly from Tenants after the Closing due to Purchaser, Seller shall promptly pay over such amount to Purchaser.

               (b) Real estate taxes, water charges and sewer rents, on the basis of the fiscal or tax years, respectively, for which same have been assessed, regardless of whether or not then due and payable or a lien. Seller shall pay at or prior to the Closing (or Purchaser shall receive a credit for) any unpaid taxes attributable to periods prior to the Closing Date, (whether or not then due and payable or a lien as aforesaid), and Seller shall receive a credit for any previously paid taxes attributable to periods from and after the Closing Date. Notwithstanding the foregoing, Section 4.6 shall govern with respect to all general, special and/or betterment assessments on the Property at the Closing Date. Any assessments after the Closing Date, including any assessments for prior years due to a change in land, usage or ownership, shall be paid solely by Purchaser, without any adjustment.

               (c) Personal property taxes, if any, on the basis of the fiscal year for which assessed.

               (d) Fees for inspections, permits or licenses which are transferred to Purchaser at the Closing.

               (e) In the event that final meter readings are not available, utilities (including telephone, steam, electricity and gas) shall be adjusted on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available. Seller shall use good faith efforts to arrange for final meter readings for all utilities serving the Property on the day prior to the Closing. If final meter readings are available, Seller shall pay all charges based upon the metered usage prior to the Closing.

               (f) All ordinary operating expenses of the Property including, without limitation, maintenance, service charges (including ad valorem tax appeal contracts), expenses and charges under those Service Contracts being assumed by Purchaser, and all other normal operating charges with respect to the Property.

               (g) Permitted administrative charges, if any, on those security deposits transferred by Seller pursuant to Section 4.2(f).

               (h) Interest accruing under the Notes.

               (i) Such other items as are customarily apportioned between sellers and purchasers of real property of a type similar to the Property and located in the city or town and state where the Property is located.

        Notwithstanding anything to the contrary contained herein, all brokerage and leasing commissions or other compensation due or accrued to any broker, agent or other person in connection with the Property for brokerage or other services rendered to Seller or any predecessor of Seller in connection with or on account of the Tenant Leases shall (A) be paid by Seller in connection with any Tenant Lease (or extension or modification option with respect thereto) which has been executed and delivered (or exercised) by the parties thereto prior to the execution and delivery of this Agreement; (B) provided such commission or compensation has been disclosed to Purchaser, be paid by Purchaser in connection with any Tenant Lease (or extension or modification option with respect thereto) which has been executed and delivered (or exercised) by the parties thereto after the Closing Date; (C) provided such commission or compensation has been disclosed to Purchaser, be paid by Purchaser in connection with any Tenant Lease (or extension or modification option with respect thereto) which has been approved by Purchaser and executed and delivered (or exercised) by the parties thereto after the execution and delivery of this Agreement and prior to the Closing, but for which the payment of Rent shall have commenced after the Closing Date; and (D) be adjusted as of 11:59 p.m. of the day preceding the Closing Date in connection with any Tenant Lease (or extension or modification option with respect thereto) which has been executed and delivered (or exercised) by the parties thereto, and for which the payment of Rent shall have commenced after the execution and delivery of this Agreement and prior to the Closing Date.

        Notwithstanding anything to the contrary contained herein, all prepaid rentals, other prepaid payments, security deposits, electric, gas, sewer and water deposits deposited with Seller by Tenants (including all accrued interest on all of the foregoing, unless Seller is entitled to retain the benefit thereof) under any Tenant Leases, license agreements or concession agreements relating to the Property, shall all belong to Purchaser. Notwithstanding the foregoing, Purchaser shall receive at the Closing a cash credit in the amount of all such deposits, prepaid rentals and other prepaid payments, which shall all be retained by Seller unless otherwise required by law, any lender or any Tenant Leases.

        Notwithstanding anything to the contrary contained herein, percentage rent (i.e., that portion of the rent payable to the landlord by a Tenant under a Tenant Lease which is a percentage of the amount of sales or of the dollar amount of sales), if any, payable under each

Tenant Lease shall be prorated with respect to the lease year thereunder in which the Closing occurs on a per diem basis as and when collected, and paid to the parties in the same priority as set forth in Section 4.5(a). Any percentage rent collected by Purchaser, including any percentage rent which is delinquent and pertaining to (i) an entire lease year or accounting period of a Tenant under a Tenant Lease which ends on a date prior to the Closing Date, and (ii) that portion of a lease year or accounting period of such Tenant covering a period prior to the Closing Date where such lease year or accounting period begins prior to the Closing Date and ends thereafter, shall in both cases be paid to Seller within ten (10) days of receipt by Purchaser. Purchaser shall not be required to institute any action or proceeding to collect any delinquent percentage rent.

        Notwithstanding anything to the contrary contained herein, Seller shall be paid Seller's share, if any, of all revenues from the operation of the Property prior to the Closing Date other than rent, real estate tax, insurance and common area reimbursements (including parking charges and telephone booth and vending machine revenues), if, as and when received by Purchaser.

        Except as expressly set forth in this Section 4.5, if the exact amount of any item to be prorated is not known as of the Closing Date, the proration shall be based upon a reasonable estimate thereof made by Seller and Purchaser and as soon after the Closing as the exact amount of the item is known, the adjustment for such item shall be re-prorated pursuant to Section 4.6.

         4.6 Reproration. If the Closing shall occur before a new real estate or personal property tax rate is fixed, the apportionment of such taxes at the Closing shall be upon the basis of the old tax rate for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at the Closing shall be promptly corrected and the proper party reimbursed. If any of the items subject to apportionment hereunder cannot be definitively apportioned at the Closing because of the unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments at Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period of one (1) year after the Closing Date as hereinafter provided. Neither party hereto shall have the right to require a recomputation of a Closing apportionment or a correction of an error or omission in a closing apportionment unless within the aforestated one (1) year period one of the parties hereto (a) has obtained the previously unavailable information or has discovered the error or omission, and
(b) has given notice thereof to the other party together with a copy of its good faith recomputation of the apportionment and copies of all substantiating information used in such recomputation. The failure of a party to obtain any previously unavailable information or discover an error or omission with respect to an item subject to apportionment hereunder and to give notice thereof as provided above within one (1) year after the Closing Date shall be deemed a waiver of its right to cause a recomputation or a correction of an error or omission with respect to such item after the Closing Date.

         4.7 Special Adjustment. At Closing Seller shall deposit in escrow with Escrow Agent the sum of $96,000.00. Until such time as Purchaser shall have entered into a lease for that portion of the Washington Land known as the "pad site" (the "Washington Pad Lease") and rent is being paid thereunder, upon delivery to Escrow Agent (with a copy to Seller) of an affidavit of Purchaser's chief executive officer stating that the Washington Pad Lease has not been executed or that rent thereunder is not yet payable, Purchaser shall be entitled to receive from Escrow Agent monthly the amount of $8,000.00. Purchaser may make such request for payment from the Escrow Agent no more frequently than once every month.

         4.8 Survival. The provisions of Section 4.5 through Section 4.7 shall survive the Closing for a period of one (1) year.

                                    ARTICLE V

                   DAMAGE OR CONDEMNATION PRIOR TO THE CLOSING

         5.1 Notification of Fire, Casualty or Taking. Seller agrees to give Purchaser prompt written notice of any fire or other casualty affecting all or any material portion of the Property and of any actual or threatened taking or condemnation of all or any material portion of the Property between the date hereof and the Closing Date.

         5.2 Minor Loss. Purchaser shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction, or the diminution of the value of the remaining Property as a result of partial condemnation, does not exceed $250,000.00, as reasonably determined by Seller, or allow any Major Tenant to terminate its Tenant Lease or withhold or reduce its rent in excess of rent insurance proceeds; and (b) at the Closing, there shall be credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, together with any rent insurance proceeds to the extent allocable to the period following the Closing, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Property. If the proceeds or awards have not been collected as of the Closing in whole or in part, then such uncollected proceeds or awards shall be assigned to Purchaser, except to the extent needed to reimburse Seller for sums expended to repair or restore the Property as a result of such casualty or condemnation.

         5.3 Major Loss. If the amount of damage or destruction or condemnation as specified above is in excess of ten percent (10%) of the Purchase Price $250,000.00 or allows any Tenant to terminate its Tenant Lease, then Purchaser may, at its option to be exercised within ten (10) days of Seller's notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Purchaser timely elects to terminate this Agreement, then the Deposit shall be returned to Purchaser and neither party shall have any further rights or obligations hereunder except with respect to those that are herein specified to expressly survive such a termination. If Purchaser elects to proceed with the purchase, or fails to give Seller notice within such ten (10) day period that Purchaser has terminated this Agreement, then at the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, together with any rent insurance proceeds to the extent allocable to the period following the Closing, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Property. If the proceeds or awards have not been collected as of the Closing, in whole or in part, then such uncollected proceeds or awards shall be assigned to Purchaser, except to the extent needed to reimburse Seller for the sums previously expended to repair or restore the affected Property as a result of such casualty or condemnation.

                                   ARTICLE VI

             PROVISIONS WITH RESPECT TO FAILURE OF TITLE AND DEFAULT

         6.1 Failure of Title. In the event Seller is unable (through no fault of Seller) to convey title to the Property on the Closing Date in accordance with the provisions of this Agreement, Seller shall, on or before the Closing Date, give notice of such inability (and the nature thereof) to Purchaser, and Purchaser may either (i) accept such title as Seller can convey, without any reduction of the Purchase Price, or (ii) terminate this Agreement by written notice to Seller and Escrow Agent given on or before the Closing Date, in which event the Deposit shall be returned to Purchaser and neither party shall have any further right or obligation hereunder except with respect to those obligations which expressly survive such a termination.

         6.2 Default by Seller. In the event Seller shall default in the performance of any obligation under this Agreement, Purchaser may, as its sole and exclusive remedy for such breach, either (i) enforce specific performance of this Agreement against Seller, so long as Purchaser brings an action for specific performance against Seller within forty-five (45) days after the date of Seller's default, or (ii) terminate this Agreement by written notice to Seller and Escrow Agent given on or before the Closing Date, in which event the Deposit shall be returned to Purchaser in accordance with the terms of Article IX and neither party shall have any further right or obligation hereunder except with respect to those obligations which expressly survive such a termination. In no event shall Seller be liable to Purchaser for any actual, punitive, speculative, consequential or other damages.

         6.3 Default by Purchaser. In the event Purchaser shall default in the performance bf any obligation under this Agreement, Seller, as its sole and exclusive remedy for such breach, may, after five (5) days' notice and opportunity to cure (time being of the essence as to such 5-day period), terminate this Agreement by written notice to Purchaser and Escrow Agent, and upon any such termination Escrow Agent shall deliver the Deposit to Seller in accordance with the terms of Article IX, as liquidated damages, and not as a penalty or forfeiture, Seller and Purchaser hereby agreeing that in the event of a default by Purchaser hereunder, the damages which would be suffered by Seller would be extremely difficult and impracticable to ascertain and that the Deposit represents the parties' reasonable estimate of the amount of damages which Seller would suffer by reason of Purchaser's default.

                                  ARTICLE VII

                                   INDEMNITY

         7.1 Indemnity. Purchaser hereby agrees to indemnify, protect, defend, save and hold Seller harmless from and against any and all debts, duties, obligations, liabilities, suits, claims, demands, causes of action, damages, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses and court costs) in any way relating to, in connection with or arising out of (a) the entry onto the Property by Purchaser or its respective officers, directors, members, trustees, agents, employees, attorneys, managers, contractors and/or invitees between the execution and delivery of this Agreement and the Closing Date, and/or (b) the Property or the ownership, leasing, use, operation, maintenance and management thereof from and after the Closing Date, including, without limitation, any debts, duties, obligations, liabilities, suits, claims, demands, causes of action, damages, loses, costs and expenses in any way relating to, connected with or arising under any of the Tenant Leases (including the security deposits held thereunder) encumbering the Property from and after the Closing Date. IN ADDITION, PURCHASER HEREBY AGREES TO INDEMNIFY SELLER AND TO HOLD AND DEFEND SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, COSTS, EXPENSES, DAMAGES, LIABILITIES OR LOSSES ARISING IN EQUITY OR LAW, INCLUDING STRICT LIABILITY CLAIMS AND IRRESPECTIVE OF ANY NEGLIGENCE OF SELLER, ASSERTED AGAINST, SUFFERED OR INCURRED BY SELLER AS A RESULT OF THE USE, MANAGEMENT, SPILL, DISPOSAL, MANUFACTURE, STORAGE OR RELEASE OF ANY HAZARDOUS OR TOXIC WASTES, SUBSTANCE, CHEMICALS OR MATERIALS BY PURCHASER OR ITS SUCCESSORS OR ASSIGNS OR BY ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, TRUSTEES, AGENTS, EMPLOYEES, ATTORNEYS, MANAGERS, CONTRACTORS, INVITEES OR TENANTS, ON OR ABOUT THE PROPERTY. THE FOREGOING INDEMNIFICATION SHALL INCLUDE, WITHOUT LIMITATION, (I) REASONABLE ATTORNEYS' FEES AND COURT COSTS INCURRED BY SELLER IN CONNECTION WITH ANY OF THE FOREGOING AND (II) ANY COSTS OR EXPENSES ASSESSED AGAINST OR INCURRED BY SELLER AS A RESULT OF ANY REMOVAL OR REMEDIAL OBLIGATIONS IMPOSED WITH RESPECT TO THE PROPERTY UNDER ANY APPLICABLE ENVIRONMENTAL LAWS.

         7.2 Survival. The indemnifications contained in this Article VII shall survive the Closing or the earlier termination of this Agreement.

                                  ARTICLE VIII

                                     NOTICES

         8.1 Notices. All notices, elections, consents, approvals, demands, objections, requests or other communications which Seller, Purchaser or Escrow Agent may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and shall be sent by (a) first class U.S. certified or registered mail, return receipt requested, with postage prepaid; (b) depositing the same into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation for next business day delivery; (c) same-day hand delivery with proof of service endorsed thereon; or
(d) telecopier, provided it is also delivered by express mail or courier (for next business day delivery). All such notices, elections, consents, approvals, demands, objections, requests or other communications sent in compliance with the provisions hereof shall be deemed given and received on (i) the third (3rd) business day following the date it is deposited in the U.S. mail, (ii) one (1) business day after delivery to a nationally recognized overnight delivery service, (iii) the date it is delivered by hand delivery, or (iv) the date it is delivered to the other party if sent by telecopier (if received before 3:00 p.m. on a business day, or, if not, on the next business day, except for the Termination Notice, which explicitly provides for 5 p.m. delivery) provided it is confirmed by express mail or courier (for next business day delivery). For purposes of this Section 8.1, the addresses of the parties shall be as follows:

If to Seller, to:            Bryant Asset Management
                             2900 Westchester Avenue
                             Purchase, New York 10577
                             Attn: Andrew B. Hascoe
                             Telephone: (914) 701-4300
                             Facsimile: (914) 251-1787

With a copy to:              Pryor Cashman Sherman & Flynn LLP
                             410 Park Avenue
                             New York, New York 10022
                             Attn: Ronald B. Kremnitzer, Esq.
                             Telephone: (212) 326-0842
                             Facsimile: (212) 326-0806

If to Purchaser to:          Cedar Income Fund Partnership, L.P.
                             44 South Bayles Avenue
                             Port Washington, New York 11050
                             Attn: Leo S. Ullman
                             Telephone: (516) 767-6492
                             Facsimile: (516) 767-6497

With a copy to:              Cedar Bay Realty Advisors, Inc.
                             44 South Bayles Avenue
                             Port Washington, New York 11050
                             Attn: Stuart H. Widowski, Esq.
                             Telephone: (516) 944-4529
                             Facsimile: (516) 767-6497

If to Escrow Agent:          Pryor Cashman Sherman & Flynn LLP
                             410 Park Avenue
                             New York, New York 10022
                             Attn: Ronald B. Kremnitzer, Esq.
                             Telephone: (212) 326-0842
                             Facsimile: (212) 326-0806


From time to time either party may designate another address or addresses for all purposes of this Agreement by a notice given to all other parties in accordance with the provisions hereof.

                                   ARTICLE IX

                                  ESCROW AGENT

         9.1 General. Escrow Agent shall hold the Deposit in escrow and shall dispose of the Deposit only in accordance with the provisions of this Section 9.

         9.2 Delivery of Deposit. Escrow Agent shall deliver the Deposit to Seller or Purchaser, as the case may be, as follows:

               (a) to Seller, upon completion of the Closing; or

               (b) to Seller, after receipt of Seller's demand in which Seller certifies that Purchaser has defaulted under this Agreement, but Escrow Agent shall not honor Seller's demand until more than ten (10) days after Escrow Agent has given a copy of Seller's demand to Purchaser in accordance with Section 9.3(a), nor thereafter if Escrow Agent receives a Notice of Objection (as hereinafter defined) from Purchaser within such ten (10) day period; or

               (c) to Purchaser, after receipt of Purchaser's demand in which Purchaser certifies either that (i) Seller has defaulted in its obligation to convey the Property to Purchaser under this Agreement, or (ii) this Agreement has been terminated or canceled and Purchaser is thereby entitled to receive the Deposit; but Escrow Agent shall not honor Purchaser's demand until more than ten
(10) days after Escrow Agent has given a copy of Purchaser's demand to Seller in accordance with Section 9.3(a), nor thereafter if Escrow Agent receives a Notice of Objection from Seller within such ten (10) day period. Notwithstanding the foregoing, if Purchaser terminates this Agreement prior to the expiration of the Inspection Period in accordance with Section 2.2(f), Escrow Agent shall, promptly after receipt of Purchaser's demand, deliver the Deposit to Purchaser.

        Upon delivery of the Deposit, Escrow Agent shall be relieved of all liability hereunder and with respect to the Deposit. Escrow Agent shall deliver the Deposit, at the election of the party entitled to receive the same, by a bank wire transfer of immediately available U.S. cash funds to an account designated in writing by such party.

         9.3 Objections.

               (a) Upon receipt of a written demand from Seller or Purchaser under Section 9.2(b) or (c), except in the event of a demand which states that Purchaser has terminated the Agreement prior to the expiration of the Inspection Period, Escrow Agent shall send a copy of such demand to the other party. Within ten (10) days after the date of receiving same, but not thereafter, the other party may object to delivery of the Deposit to the party making such demand by giving a notice of objection (a "Notice of Objection") to Escrow Agent. After receiving a Notice of Objection, Escrow Agent shall send a copy of such Notice of Objection to the party who made the demand; and thereafter, in its sole and absolute discretion, Escrow Agent may elect either (i) to continue to hold the Deposit until Escrow Agent receives a written agreement of Purchaser and Seller directing the disbursement of the Deposit, in which event Escrow Agent shall disburse the Deposit in accordance with such agreement; and/or (ii) to take any and all actions as Escrow Agent deems necessary or desirable, in its sole and absolute discretion, to discharge and terminate its duties under this Agreement (other than paying the Deposit to one of the parties), including, without limitation, depositing the Deposit into any court of competent jurisdiction and bringing any action of interpleader or any other proceeding; and/or (iii) in the event of any litigation between Seller and Purchaser, to deposit the Deposit with the clerk of the court in which such litigation is pending.

               (b) If Escrow Agent is uncertain for any reason whatsoever as to its duties or rights hereunder (and whether or not Escrow Agent has received any written demand under Section 9.2(b) or (c), or Notice of Objection under
Section 9.3(a)), notwithstanding anything to the contrary herein, Escrow Agent may hold and apply the Deposit pursuant to Section 9.3(a)(i), (ii) or (iii) and may decline to take any other action whatsoever. In the event the Deposit is deposited in a court by Escrow Agent pursuant to Section 9.3(a)(ii) or (iii), Escrow Agent shall be entitled to rely upon the decision of such court. In the event of any dispute whatsoever among the parties with respect to disposition of the Deposit, Purchaser and Seller shall pay in equal shares the reasonable attorneys' fees and costs incurred by Escrow Agent (which said parties shall share equally, but for which said parties shall be jointly and severally liable) for any litigation in which Escrow Agent is named as, or becomes, a party.

         9.4 Investment of Deposit. Notwithstanding anything to the contrary set forth in this Agreement, Escrow Agent shall place the Deposit in an Approved Investment (as hereinafter defined). The interest, if any, which accrues on such Approved Investment shall be deemed part of the Deposit; and Escrow Agent shall dispose of such interest as and with the Deposit pursuant to this Agreement. Escrow Agent may not commingle the Deposit with any other funds held by Escrow Agent. Escrow Agent may convert the Deposit from the Approved Investment into a non-interest-bearing demand account at an Approved Institution as follows:

                (a) at any time within three (3) business days prior to the Closing Date; or

                (b) if the Closing Date is accelerated or extended, at any time within three (3) business days prior to the accelerated or the extended Closing Date; provided, however, that Seller and Purchaser shall give Escrow Agent timely notice of any such acceleration or extension and that Escrow Agent may hold the Deposit in a non-interest-bearing deposit account if Seller and Purchaser do not give Escrow Agent timely notice of any such adjournment.

         9.5 Approved Investment. As used herein, the term "Approved Investment" means (a) any interest-bearing demand account or money market fund in a major financial institution located in the City of New York or in any other institution otherwise approved by both Seller and Purchaser (collectively, an "Approved Institution"), or (b) any other investment approved by both Seller and Purchaser. The rate of interest or yield need not be the maximum available and deposits, withdrawals, purchases, reinvestment of any matured investment and sales shall be made in the sole discretion of Escrow Agent, which shall have no liability whatsoever therefor. Discounts earned shall be deemed interest for the purpose hereof.

         9.6 Duties of Escrow Agent. Escrow Agent shall have no duties or responsibilities except those set forth herein, which the parties hereto agree are ministerial in nature. Seller and Purchaser acknowledge that Escrow Agent is serving without compensation, solely as an accommodation to the parties hereto, and except for Escrow Agent's own willful default, misconduct or gross negligence, Escrow Agent shall have no liability of any kind whatsoever arising out of or in connection with its activity as Escrow Agent. Seller and Purchaser jointly and severally agree to and do hereby indemnify and hold harmless Escrow Agent from all loss, cost, claim, damage, liability, and expense (including reasonable attorneys' fees and disbursements) which may be incurred by reason of its acting as Escrow Agent provided the same is not the result of Escrow Agent's willful default, misconduct or gross negligence. Escrow Agent may charge against the Deposit any amounts owed to it under the foregoing indemnity or may withhold the delivery of the Deposit as security for any unliquidated claim, or both.

         9.7 Notices. Any Notice of Objection, demand or other notice or communication which may or must be sent, given or made under this Agreement to or by Escrow Agent shall be sent in accordance with the provisions of Section.

         9.8 Tax Information. Simultaneously with their execution and delivery of this Agreement, Purchaser and Seller shall furnish Escrow Agent with their true Federal Taxpayer Identification Numbers so that Escrow Agent may file appropriate income tax information returns with respect to any interest in the Deposit or other income from the Approved Investment. The party ultimately entitled to any accrued interest on the Deposit shall be the party responsible for the payment of any tax due thereon.

         9.9 Amendments. Any amendment of this Agreement which could alter or otherwise affect Escrow Agent's obligations hereunder will not be effective against or binding upon Escrow Agent without Escrow Agent's prior consent, which consent may be withheld in Escrow Agent's sole and absolute discretion.

         9.10 Waiver of Conflict. Seller and Purchaser waive any claim of conflict of interest by reason of Escrow Agent's actions in that capacity under this Agreement. Purchaser hereby acknowledges that Escrow Agent are the attorneys for Seller, and agrees that Escrow Agent may represent Seller in connection with any and all matters, including without limitation, the transaction contemplated by this Agreement and any litigation, including any action arising out of this Agreement; provided that in no event shall Purchaser be responsible for payment of any fees incidental to any such representation (except as set forth in Section 9.3(b) hereof).

         9.11 Survival. The provisions of this Article IX shall survive Closing and the termination of this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Brokerage Fees and Commissions. Each of Seller and Purchaser represents and warrants to the other that it has not engaged any real estate broker, agent, finder or similar person in connection with the negotiation and execution of this Agreement, the transactions contemplated hereby or the sale and purchase of the Property, other than Ripco Real Estate Corp. ("Broker"), whose commission shall be paid by Seller pursuant to a separate agreement. It is agreed that if any claims for a brokerage commission or finder's fee are ever made against Seller or Purchaser in connection with the transactions contemplated by this Agreement, all such claims shall be the responsibility of the party whose commitments and/or actions form the basis of such claims. Seller and Purchaser each agrees to save and hold harmless the other from and against any and all liabilities, claims, demands or actions for commissions in connection with this Agreement or the transactions contemplated hereby, and any court costs, attorneys' fees and disbursements or other costs and expenses arising therefrom, insofar as any such liabilities, claims, demands or actions are based upon a contract, commitment and/or action of the indemnifying party. This Section 10.1 shall survive Closing or the termination of this Agreement, as applicable.

        The Pennsylvania Legislature has established a Real Estate Recovery Fund. The purpose of the Fund is to compensate persons who obtain a judgment because of fraud, misrepresentation or deceit of an agent. For further information call (717) 783-3658.

         10.2 Entire Agreement; Merger. This Agreement embodies and constitutes the entire understanding between the parties hereto with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Except as otherwise expressly provided herein, Purchaser's acceptance of the Deeds shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller's representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at Closing and shall not survive Closing.

         10.3 Modification. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except as provided herein or by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment discharge or termination is sought, and then only to the extent set forth in such instrument.

         10.4 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, (with respect to the portions of the Property located in such Commonwealth) and the State of New Jersey (with respect to portions of the Property located in such State) without regard to conflict of laws principles.

         10.5 Headings. Descriptive headings are used in this Agreement are for convenience only and shall not control, limit, amplify or otherwise modify or affect the meaning or construction of any provision of this Agreement.

         10.6 Binding Effect. This Agreement shall not be binding upon either party hereto unless and until a fully executed original is delivered to each party. Once so fully executed and delivered, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

         10.7 Assignment. Except as set forth herein, Purchaser shall not have the right to assign its rights under this Agreement without the prior written consent of Seller which consent may be withheld in Seller's sole judgment and discretion. Any assignment or attempted assignment in violation of the foregoing shall be deemed to be void and of no force and effect, and shall constitute a default by Purchaser. Notwithstanding the foregoing, Purchaser shall have the right, upon delivery of written notice to Seller, not less than five (5) business days prior to Closing, to assign all or any portion of its rights under this Agreement to an entity controlled by, which controls or which is under common control with Purchaser; and/or Leo S. Ullman; provided, however, that such assignee shall, in writing, agree to assume Purchaser's obligations hereunder with respect to the portion of the Property so assigned. For the purposes of this Section 10.7, control means the possession of the exclusive right or power to direct or cause the direction of the management, business and policies of an entity, whether by contract or otherwise. Furthermore, this Agreement may be assigned by Purchaser in its sole discretion pursuant to Section 10.18. Finally, upon prior written notice to Seller, Purchaser may assign its rights hereunder with respect to the Greentree Land and Improvements to an unrelated third party without the consent of Seller.

         10.8 Survival of Indemnification Provisions. Any indemnification by Purchaser and other provisions contained herein for the benefit of Seller shall survive the Closing or any termination of this Agreement by Seller or Purchaser pursuant to the terms hereof.

         10.9 Time of Essence. Time is of the essence of this Agreement and of each covenant and agreement that is to be performed at a particular time or within a particular period of time. However, if the final date of any period which is set out in any provision of this Agreement or the Closing Date falls on a Saturday, Sunday or legal holiday under the laws of the United States, the State of New Jersey or the Commonwealth of Pennsylvania, then the time of such period or the Closing Date, as the case may be, shall be extended to the next date which is not a Saturday, Sunday or legal holiday.

         10.10 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

         10.11 Multiple Counterparts; Facsimile Signatures. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which collectively constitute one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Facsimile signatures shall be binding for the purposes of the execution and delivery of this Agreement.

         10.12 Exhibits. The following exhibits are attached to this Agreement, are incorporated herein and are made a part hereof

               (a) Exhibits "A-1" through "A-5" - Legal Descriptions of the Land

               (b) Exhibits "B-1" through "B-4" - Rent Rolls

               (c) Exhibit "C-1" through "C-4" - List of Service Contracts

               (d) Exhibit "D" - Allocation of Purchase Price

               (e) Exhibit "E" - Schedules of Mortgages

               (f) Exhibit "F" - Permitted Exceptions

               (g) Exhibit "3.3(g)" - Schedule of Litigation

               (h) Exhibit "3.3(i)" - Condemnation Notices

               (i) Exhibit "G" - Form of Tenant Estoppel

               (j) Exhibit "H" - Major Tenants

               (k) Exhibit "I" - Deeds

               (1) Exhibit "J" - Bill of Sale

               (m) Exhibit "K" - Assignment of Leases and Contracts

               (n) Exhibit "L" - FIRPTA Affidavit

               (o) Exhibit "M" - 8-K and Audit Requirements

               (p) Exhibit "NOI"

         10.13 Confidentiality No Memorandum. Purchaser shall not disclose the terms, provisions and conditions of this Agreement prior to Closing to any person or entity without the prior written consent of Seller, other than to appraisers, lenders and other consultants of Purchaser, provided that such appraisers, lenders and other consultants each agree in writing to comply with the provisions of this Section 10.13. Purchaser shall not record this Agreement or a memorandum hereof and any attempted recordation of this Agreement or a memorandum hereof shall be void and shall constitute a default by Purchaser; provided, however, that Purchaser may record a Notice of Settlement after the expiration of the Inspection Period with respect to those parcels located in New Jersey.

         10.14 Zoning, Etc. Purchaser shall not attempt to obtain any zoning change, modification of the zoning classification or variance for the Property or any part thereof at any time prior to the Closing Date without Seller's prior written consent, which may be withheld in Seller's sole and absolute discretion.

         10.15 Construction. All of the terms and provisions of this Agreement have been negotiated by Seller and Purchaser with the assistance of their respective legal counsel. Therefore, it is the intent of Seller and Purchaser that this Agreement shall not be construed for or against either of the parties hereto, and that neither of the parties hereto be deemed the draftsmen of this Agreement. Unless otherwise specified herein, (a) references to persons or parties include their legal representatives, successors and permitted assigns;
(b) references to modifications or amendments shall in all events mean modifications and amendments hereto; (c) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (d) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto entered into from time to time after the date hereof; (e) references to a mortgage shall be deemed to mean or include a deed of trust, depending on the jurisdiction in which the Property is located; (f) the words "include" or "including", and words of similar import, shall be deemed to be followed by the words "but not limited to" or "without limitation"; (g) the words "hereto", "herein", "hereof" and "hereunder", and words of similar import, refer to this Agreement in its entirety; (h) unless otherwise specified herein, all references to Sections are to Sections of this Agreement; and (i) the feminine or masculine gender shall each include the other gender. Terms defined herein may be used in the singular or the plural; when used in the singular and preceded by "a", "an" or "any", such term shall be taken to indicate one or more members of the relevant class; and when used in the plural, such term shall be taken to indicate all members of the relevant class.

         10.16 Additional Acts. In addition to the acts and deeds recited herein and contemplated to be performed, executed and delivered by the parties, each party shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or thereafter any and all further acts, deeds and assurances as the other party or the Title Company may reasonably require to consummate or evidence the consummation of the transactions contemplated herein.

         10.17 Exclusivity. Seller covenants not to offer, show, option, enter into contracts to sell, letters of intent, rights of first refusal or offer or other conveyances of any interest in the Property with any party for so long as this Agreement remains in full force and effect.

         10.18 Tax Free Exchange. Purchaser and Seller agree that, provided there is no adjournment of the Closing Date, in furtherance of a so-called like-kind exchange (an "Exchange") under Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations relating thereto, Purchaser may assign (and Seller agrees to sign a notice acknowledging such assignment) this Agreement to an intermediary or an exchange accommodation titleholder, or an entity related thereto (a "Purchase Intermediary") to act in place of Purchaser as the purchaser of the Property or any part thereof. Such an assignment shall be made in writing by Purchaser. Upon assignment of this Agreement to a Purchase Intermediary, the Purchase Intermediary shall be substituted for Purchaser as the purchaser of the Property or part thereof in question. Seller agrees to convey the applicable portion of the Property to the Purchase Intermediary and to render its performance of all of its applicable obligations to the Purchase Intermediary. Seller agrees, at no cost or expense to Seller, to cooperate fully with Purchaser to accomplish the Exchange.

         10.19 No Waiver. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

         10.20 Attorney's Fees. If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or enforcing or establishing its rights hereunder, including without limitation court costs and reasonable attorney's fees and disbursements. Any such attorney's fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment. Such attorney's fee obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

         10.21 WAIVER OF JURY TRIAL. SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

         10.22 Post-Closing Cooperation.

               (a) Availability of Records. Upon Purchaser's request, for a period of one (1) year after Closing, Seller shall (i) make Seller's records available to Purchaser for inspection, copying and audit by Purchaser's designated accountants; and (ii) cooperate with Purchaser (without any third party expense to Seller) in obtaining any and all permits, licenses, authorizations and other governmental approvals necessary for the operation of the Premises. This obligation shall survive the Closing for a period of one (1) year and shall not be merged into any instrument of conveyance delivered at Closing.

               (b) 8-K Requirements. Upon Purchaser's request, for a period of one (1) year after Closing, to the extent not previously delivered to Purchaser in connection with this Agreement or the Closing, Seller shall provide Purchaser, without third-party expense to Seller, with copies of, or access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, to enable Cedar Income Fund, Ltd. to file Form 8-K (as specified on Exhibit "M" attached hereto), if, as and when such filing may be required by the Securities and Exchange Commission (the "SEC"). Without limitation of the foregoing, (x) Purchaser or its designated independent or other accountants may audit the operating statements of Seller for the Property, and Seller shall supply such documentation in its possession or control as Purchaser or its accountants may reasonably request in order to complete such audit and (y) Seller shall furnish Purchaser with such financial and other information as may be reasonably required by Purchaser or its assigns to make any required filings with the SEC or other governmental authority. This obligation shall survive the Closing for a period of one (1) year and shall not be merged into any instrument of conveyance delivered at Closing.

        IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement on the dates indicated below. For the purposes hereof, "the date of this Agreement" or "the date hereof" shall be the date on which the last party to this Agreement has executed the same.

WITNESS:                            SELLER:

                                    WASHINGTON CENTRE SHOPS, L.P.,
                                    a Delaware limited partnership
                                    (TAX I.D #06-1395355)
                                    By: Washington Centre Land, Inc., its sole
                                    general partner


/s/ (illegible)                         /s/ ANDREW B. HASCOE
--------------------------------    By: ---------------------------------------
Name:                               Name:  Andrew B. Hascoe
                                    Title: President


                                    PORT RICHMOND ASSOCIATES, LLC
                                    a New York limited liability company
                                    (TAX I.D. #13-3994479)
                                    By: Port Richmond Land, Inc., its managing
                                    member


/s/ (illegible)                         /s/ ANDREW B. HASCOE
--------------------------------    By: ---------------------------------------
Name:                               Name:  Andrew B. Hascoe
                                    Title: President


                                    ACADEMY STORES, L.P.
                                    a Delaware limited partnership
                                    (TAX I.D. #06-1412054)
                                    By: Academy Land, Inc., its sole general
                                    partner


/s/ (illegible)                         /s/ ANDREW B. HASCOE
--------------------------------    By: ---------------------------------------
Name:                               Name:  Andrew B. Hascoe
                                    Title: President


                                    GREENTREE ROAD LAND, INC.
                                    a Delaware corporation
                                    (TAX I.D. #06-1418330)


/s/ (illegible)                         /s/ ANDREW B. HASCOE
--------------------------------    By: ---------------------------------------
Name:                               Name:  Andrew B. Hascoe
                                    Title: President

                                    Date of execution by Seller: May 11, 2001


                      [signatures continued on next page]

WITNESS:                            PURCHASER:

                                    CEDAR INCOME FUND PARTNERSHIP, L.P.
                                    a Delaware limited partnership
                                    (TAX I.D. # 11-3440066)
                                    By: Cedar Income Fund, Ltd., its general
                                    partner


/s/ STUART H. WIDOWSKI                  /s/ LEO S. ULLMAN
--------------------------------    By: ---------------------------------------
Name:  Stuart H. Widowski               Name:  Leo S. Ullman
                                        Title: President

                                    Date of execution by Purchaser: May 14, 2001


For purposes of agreeing to be bound by the provisions of Section 4.7 and
Article IX of this Agreement.

ESCROW AGENT:

PRYOR CASHMAN SHERMAN & FLYNN LLP

By: --------------------------------
Name: Ronald B. Kremnitzer

Date of execution by Escrow Agent: May ___, 2001